EXHIBIT 10.15

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”), dated as of April 1, 2004, is made and entered into by and among Travelers Property Casualty Corp. (“Assignor”), a Connecticut corporation, and The St. Paul Companies, Inc. (which will be renamed “The St. Paul Travelers Companies, Inc.” in connection with the Merger, as defined below) (“Assignee”), a Minnesota corporation.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Amended and Restated Executive Employment Agreement (the “Employment Agreement”) dated as of November 16, 2003 by and between Assignor and Robert I. Lipp (the “Executive”).

RECITALS

WHEREAS, pursuant to Section 11(b) of the Employment Agreement, Assignor must require any successor to all or substantially all of the business and/or assets of Assignor to expressly assume and agree to perform the Employment Agreement in the same manner and to the same extent that Assignor would be required to perform it if no such succession had taken place;

WHEREAS, the Employment Agreement provides that the ultimate parent surviving corporation following the Merger shall assume and agree to perform the Employment Agreement and that all references to the “Company” therein shall be deemed to refer to such surviving entity; and

WHEREAS, Section 24(b) of the Employment Agreement requires that, on the Merger date, Assignor deliver to the Executive a satisfactory written agreement from Assignee following the Merger to assume and agree to perform the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and in the Employment Agreement, the parties hereto agree as follows:

1.             Assignor hereby assigns to Assignee, and Assignee hereby accepts and assumes, all of Assignor’s rights, title, interests, obligations and liabilities in, to and under the Employment Agreement.  Without limiting the foregoing, Assignee shall fully and timely perform all of the obligations of the “Company” under the Employment Agreement.

2.             Assignee is hereby substituted for Assignor under the Employment Agreement as if Assignee had initially entered into the Employment Agreement instead of Assignor.

3.             This Agreement shall be effective as of the Merger Date.  If the Merger is not consummated, then this Agreement shall be null and void ab initio.

4.             This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to its conflicts of law principles.

5.             On the Merger Date, the Assignor shall deliver a copy of this Agreement to the Executive.

6.             The Executive shall be a third party beneficiary of this Agreement.

7.             This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASSIGNOR:		ASSIGNEE:

Travelers Property Casualty Corp.		The St. Paul Companies, Inc.

By:	/s/ Jay S. Benet	By:	/s/ Jay S. Fishman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

The Executive hereby acknowledges and agrees that this Agreement, when executed by a duly authorized representative of each party and delivered to the Executive, will satisfy the requirements of Sections 11 and 24(b) of the Employment Agreement.

Acknowledged and Agreed:

THE EXECUTIVE:

Robert I. Lipp

/s/ Robert I. Lipp